Exhibit 17.2

December 10, 2009

Board of Directors

Mayquest Ventures, Inc.

2000 Hamilton Street, #943

Philadelphia, PA 19130

Re: Resignation as President, Secretary and Treasurer

To the Board of Directors:

Please be advised that I hereby resign as President, Secretary and Treasurer of Mayquest Ventures, Inc., a Delaware corporation (the “Company”), effective upon the consummation of the transactions contemplated under that certain Common Stock Purchase Agreement by and between the Company and Hydrangea Holdings Ltd., dated December 10, 2009.

Very truly yours,

/s/ William Tay

_______________________________

William Tay